Exhibit 23.3

Consent of Certified Public Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Levitt Corporation Security Plus Plan of our report dated January 24, 2003 (except for Note 21, as to which the date is February 10, 2003), with respect to the consolidated financial statements of Bluegreen Corporation included in Amendment No. 3 to the Registration Statement (Form S-1) and related Prospectus of Levitt Corporation for the registration of $100,000,000 of its term subordinated investments notes, which is incorporated herein by reference.

/s/ Ernst & Young LLP

West Palm Beach, Florida
December 30, 2003